Vuance Ltd.
(the "Company")

Notice of an Annual General Meeting of Shareholders

Notice is hereby given that the Company’s Annual General Meeting of Shareholders will be held at the Company's offices at 1 HaMa’alit St., Ha’sharon Industrial Park, Qadima, Israel, on August 17, 2008, at 3:00 p.m. (Israel time) (the “Meeting”). If within half an hour from the time scheduled for the Meeting, a quorum is not present, the Meeting shall be adjourned to the same day, time and place in the following week or to another date and place as shall be determined by the Board.

The following matters are on the agenda of the Meeting:

(1)	Re-election of current (non-external) directors;
(2)	Re-election of an “external director”;
(3)	Appointment of independent accountant-auditor for 2008; and
(4)	Presentation and discussion of Vuance's 2007 financial statements.

How You Can Vote

Shareholders of record at the closing of business on July 16, 2008, are entitled to notice of and vote at the Meeting.

According to the Articles of Association of the Company, voting at the Meeting shall be in person or by proxy, provided, however, that the instrument appointing a proxy must be delivered to the Company not less than seventy-two (72) hours before the time scheduled for such Meeting, namely, not later than 3:00 p.m. (Israel time), on August 14, 2008.

Please refer to the Proxy Statement attached hereto to review the suggested form of the said resolutions, as well as explanations concerning the majorities required for the approval of each resolution.

By Order of the Board of Directors.

By:	/s/ Eli Rozen
ELI ROZEN
Chairman of the Board of Directors

Dated: July 8, 2008

VUANCE LTD. ("Vuance" or "the Company")
1 Ha’Ma’alit St., Ha’Sharon Industrial Park, Qadima, Israel

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

July 08, 2008

        We invite you to attend Vuance’s Annual General Meeting of Shareholders (the “Meeting”). The Meeting will be held on August 17, 2008, at 3:00 p.m. (Israel time), at Vuance’s principal offices at 1 HaMa’alit St., Ha’Sharon Industrial Park, Qadima, Israel.

        We are sending you this Proxy Statement because you hold Ordinary Shares of Vuance. Our Board of Directors (the “Board”) is asking that you sign and send in your proxy card, attached to this Proxy Statement, in order to vote at the Meeting or at any adjournment of the Meeting.

Agenda Items

        The following matters are on the agenda of the Meeting:

(1)	Re-election of current (non-external) directors;
(2)	Re-election of an “external director”;
(3)	Appointment of independent accountant-auditor for 2008;
(4)	Presentation and discussion of Vuance's 2007 financial statements.

How You Can Vote

        You can vote your shares by attending the Meeting or by completing, signing and returning a proxy card. Attached is the proxy card for the Meeting that is being solicited by our Board. Please follow the instructions on the proxy card. You may change your mind and cancel your proxy card by sending us written notice, by signing and returning a proxy card with a later date, or by voting in person or by proxy at the Meeting. We will not be able to count a proxy card unless we receive it at our principal offices at the above address, or our registrar and transfer agent receives it, not less than seventy-two (72) hours prior to the time set for the Meeting. If you sign and return the enclosed proxy card, your shares will be voted in favor of all of the proposed resolutions, whether or not you specifically indicate a “for” vote, unless you clearly vote "against" or "abstain" in respect of a specific resolution.

Who Can Vote

        You are entitled to receive notice of the Meeting and to vote at the Meeting if you were a shareholder of record at the close of business on July 16, 2008. You are also entitled to vote at the meeting if you held Ordinary Shares through a bank, broker or other nominee, which was one of our shareholders of record at the close of business on July 16, 2008, or which appeared in the participant listing of a securities depository on that date. We are mailing the proxy cards to our shareholders on or about July 8, 2008, and we will solicit proxies primarily by mail.

The Proxy Statement will also be available on the Company’s website http://www.vuance.com on or about July 8, 2008. The original solicitation of proxies by mail may be further supplemented by solicitation by telephone, mail, email and other means by certain of our officers, directors, employees and agents, but they will not receive additional compensation for these services. We will bear the cost of the solicitation of the proxy cards, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of Ordinary Shares.

Quorum and Required Vote

        On July 02, 2008, we had 5,157,413 outstanding Ordinary Shares. Each Ordinary Share is entitled to one vote upon each of the matters to be presented at the Meeting. Under our Articles of Association, the Meeting will be convened properly if at least two shareholders attend the meeting in person or sign and return proxies, provided that they hold shares representing more than 33.333% of our voting power. This is known as a quorum. If within one-half (1/2) hour from the time set for the Meeting a quorum is not present, the Meeting will be adjourned to the same day, time and place in the following week or to another date and place as shall be determined by the Board.

Under Israeli law, broker non-votes and abstentions will be counted toward the required quorum, but will then have no effect on whether the requisite vote is obtained (that is, they will not be counted as voting for or against the proposals).

Voting Results

In accordance with the Companies Regulations (Written Ballot and Position Papers) - 2005, shareholders who hold at least five percent (5%) of a company’s outstanding voting rights and shareholders who hold at least five percent (5%) of the company’s outstanding voting rights without taking into consideration the voting rights held by the controlling shareholder of the company, are entitled, following the Annual Meeting, to inspect the signed proxy cards kept by the company at its registered office or at the office of its transfer agent.

Our Board unanimously recommends that you vote “FOR” all proposals under Items 1 through 7 below.

ITEM 1 - RE-ELECTION OF CURRENT (NON-EXTERNAL) DIRECTORS

        You are being asked to reelect the following persons, currently serving as the (non-external) directors on the Board, for an additional service period until the next annual shareholders meeting: Eli Rozen, Avi Landman and Jaime Shulman. A separate, independent vote will be conducted in respect of each of these nominees.

        Under our Articles of Association, our Board can consist of a maximum of ten directors. Our Board currently consists of four directors, including one director (Mr. Ilan Horesh) who qualifies as an “external director” under the Israeli Companies Law, and upon the reelection of Michal Brikman (as an "external director"), our Board will consist of five directors.

Under the rules of the NASDAQ Stock Market, Inc., the majority of the directors should be "independent directors" who satisfy the applicable independence requirements as defined by the rules. Our Board determined that Mr. Ilan Horesh, Ms. Michal Brikman and Mr. Jaime Shulman satisfy the independence requirements of the NASDAQ rules.

Nominees for Directors

        Our Board recommends that the following three nominees be re-elected as (non-external) directors of the Board. Each (non-external) director who is elected at the meeting will serve until next year’s annual meeting of Vuance’s shareholders:

Eli Rozen is one of our co-founders and serves as a director and our Chairman of the Board. Mr. Rozen has served as the Chairman since 2000. From 1988 until 2000, he served as Vuance’s Chief Executive Officer and President. Mr. Rozen has a B.S. in Industrial Engineering and Management from the Israel Institute of Technology - the ''Technion''.

Avi Landman is one of our co-founders and serves as a member of the Board and as Vuance’s Research Manager. Prior to joining Vuance in 1988, Mr. Landman worked as a computer engineer at Gal Bakara Ltd. and prior to that as an electrical engineer at Eltam Ltd. Mr. Landman has a B.S. degree in Computer Engineering from the Israel Institute of Technology - the ''Technion''.

Jaime Shulman, became a member of the Board of Directors on September 17, 2006 and qualifies as "independent director" (in addition to the "external director"). From 2001 to 2003 Mr. Shulman was president and C.E.O. of Logisticare, Ltd. From 1998 to 2000 Mr. Shulman was the president and C.E.O. of the Amcor Group. From 1993 to 1997 Mr. Shulman was the president and C.E.O. of the Magam Enterprises Group. From 1991 to 1998 Mr. Shulman was the active chairman of the board (part time) of Tana Industries. From 1991 to 1992 Mr. Shulman was a foreign Consultant to subsequently as C.E.O. in Metrometer, Inc. (New York). From 1978 to 1991 Mr. Shulman was in Electra Israel, serving the last three years as CEO. From 1970 to 1977 Mr. Shulman was Production Manager in Tadiran, Plastic and Metal Plant. Mr. Shulman is an Electromechanical Engineer (equivalent to M.Sc. in Israel) from Buenos Aires University, Argentina

We are proposing to adopt the following resolutions:

RESOLUTION NO. 1
“RESOLVED, to re-elect Mr. Eli Rozen to the Board of Directors of the Company.”

RESOLUTION NO. 2
“RESOLVED, to re-elect Mr. Avi Landman to the Board of Directors of the Company.”

RESOLUTION NO. 3
“RESOLVED, to re-elect Mr. Jaime Shulman to the Board of Directors of the Company.”

        The affirmative vote of a majority of the Ordinary Shares voting on this proposal in person or by proxy is required to elect the individuals named above as directors.

ITEM 2 - RE-ELECTION OF AN "EXTERNAL DIRECTOR"

        In accordance with the Israeli Companies Law and the relevant regulations, Vuance, as a public company, must have at least two “external directors” on the board of directors who meet the statutory requirements of independence. An “external director” serves for a term of three years, which may be extended once for an additional three-year term. Vuance currently has only one incumbent external director (Mr. Ilan Horesh) due to the fact that the first service term of Ms. Michal Brikman, who was elected as an external director on October 28, 2004 for a period of three years, has expired and its renewal was inadvertently left off the agenda of our 2007 annual general meeting of shareholders. Under Israeli law, an external director cannot be deemed reelected or continue in office until a successor is elected. Due to this oversight, since October 28, 2007, Ms. Brikman has not qualified as our “external director,” but has continued to function as such and as a member of certain committees of the Board. Ms. Brikman has agreed to be reelected as our external director and to apply such reelection retroactively since October 28, 2007. Accordingly, we propose to reelect Ms. Brikman as an external director for an additional period of three years commencing as of October 28, 2007, and ending on October 27, 2010.

Under Israeli Companies Law, all of our “external directors” must serve as members of Vuance’s Audit Committee and certain other specific Board committees. Also, at least one “external director” must serve on any other committee of the Board of Directors.

Biographical information concerning Ms. Michal Brikman is set forth below:

Michal Brikman was initially elected to serve as an "external director" of our Board of Directors on October 28, 2004. Ms. Michal Brikman is a Certified Public Accountant with extensive management and accounting experience. Since 2000, Ms. Michal Brikman has been a business consultant at Daniel Doron Business Consulting. Ms. Michal Brikman received her Masters in Finance from Baruch College in New York City and later relocated to Israel.

Nominee for External Director

        The Board recommends re-electing Ms. Michal Brikman as an “external director” at the Meeting, in the manner set forth below. Our Board has determined that Ms. Michal Brikman has all necessary qualifications required under the Israeli Companies Law for “external directors” and the requirements of NASDAQ for “independent directors”.

        We are proposing to adopt the following resolution:

 RESOLUTION NO. 4
“RESOLVED, to reelect Ms. Michal Brikman to serve as an “external director” of the Company for a second three-year term, commencing retroactively on October 28, 2007, and ending on October 27, 2010."

        The affirmative vote of the holders of a majority of the voting power represented and voting on this proposal in person or by proxy is necessary to elect the individual named above as an “external director”. In addition, the shareholders’ approval must either (i) include at least one-third of the Ordinary Shares voted by shareholders who are not controlling shareholders, or (ii) the total Ordinary Shares of non-controlling shareholders voted against this proposal must not represent more than one percent of the outstanding Ordinary Shares. Under the Israeli Companies Law, in general, a person will be deemed to be a “controlling shareholder” if the person has the power to direct the activities of the company, otherwise than by reason of being a director or other office holder of the company. In Part 2 of this Proxy Statement there is space provided for you to indicate whether or not you are a controlling shareholder and if you are - to describe it.

ITEM 3 - APPOINTMENT OF INDEPENDENT ACCOUNTANT-AUDITOR FOR 2008

We are proposing to adopt the following resolution:

RESOLUTION NO. 5

        “RESOLVED, to appoint Fahn Kanne & Co., as Vuance’s independent external accountant-auditor for the fiscal year 2008, and to authorize the Board of Directors (or, the Audit Committee, if authorized by the Board of Directors) to fix the remuneration of such independent accountant-auditor in accordance with the volume and nature of their services.”

The affirmative vote of a majority of the Ordinary Shares voting on this proposal in person or by proxy is required in order to approve the above resolution.

ITEM 4 - PRESENTATION AND DISCUSSION OF THE COMPANY'S 2007 FINANCIAL STATEMENTS

The Board approved the Company's Annual Report on Form 20-F for the year ended December 31, 2007, including Vuance’s 2007 audited consolidated financial statements (the “Financial Statements”) which may be viewed at Vuances' offices in Qadima, Israel, during normal business hours.

Vuance’s financial officers and external accountant-auditor will attend the Meeting and present the Financial Statements. They will be available to respond to questions raised during the Meeting. In accordance with Section 60(b) of the Israeli Companies Law, you are invited to discuss the Financial Statements, and questions regarding the Financial Statements may be addressed to Vuance’s financial officers and auditors.

By Order of the Board of Directors.

Date:	By:	/s/ Eli Rozen
ELI ROZEN
Chairman of the Board of Directors

Dated: July 08, 2008